Exhibit 99.1

   VISX First Quarter Earnings Grow 115 Percent on 27 Percent Higher Revenue; Strong CustomVue Adoption and Increased Procedure Volume Drive EPS Growth

    SANTA CLARA, Calif.--(BUSINESS WIRE)--April 21, 2004--VISX, Incorporated (NYSE:EYE) announced today financial results for the first quarter ended March 31, 2004.
    First quarter revenues increased 27 percent to $43.8 million from $34.4 million for the comparable period of the prior year. Net income increased 115 percent to $11.8 million, or $0.23 per diluted share, compared with net income of $5.5 million, or $0.11 per diluted share, in the first quarter of 2003.
    License revenue grew 65 percent from the first quarter of 2003, driven by higher sales of VISX's new CustomVue procedure and strong demand for laser vision correction. Laser vision correction procedure volume grew 20 percent over the prior year's first quarter and VISX's CustomVue procedures increased to 34 percent of total VISX U.S. procedure volume in the quarter.
    "We are extremely pleased with the strong demand for laser vision correction," stated Liz Davila, VISX chairman and CEO. "This is the third consecutive quarter that we have seen healthy procedure growth, with year-over-year quarterly increases of 20 percent this quarter, and 16 percent and 17 percent in Q4 and Q3 of 2003, respectively. This is especially encouraging since industry reports indicate that VISX procedures are growing faster than the market. We believe that the awareness of the benefits of CustomVue, as well as favorable economic conditions, are contributing to our increased volume."
    Davila continued, "Increasing conversion to CustomVue and higher procedure volume leveraged our financial results. We expanded gross margin to 77 percent, operating margin to 44 percent, and net profit margin to 27 percent for the quarter. This yielded EPS of $0.23, more than double our EPS for last year's first quarter."
    VISX generated approximately $21 million in operating cash flow during the quarter, and now has over $100 million in cash and equivalents. The Company repurchased approximately 420 thousand shares of stock in the quarter under its board-approved stock repurchase program.

    Financial Outlook:

    VISX's first quarter is seasonally strong due to tax free medical reimbursement plans that patients use to supplement payment for the laser vision correction procedure. VISX believes that second quarter revenues will exhibit healthy year-over-year growth and be in the range of $39 million to $41 million. EPS is expected to double from last year's second quarter and be in the range of $0.16 to $0.18 for the quarter.
    As a result of a better than expected first quarter and positive signs of future growth, VISX is raising its 2004 guidance. The Company is now targeting percentage procedure volume growth in the low to mid-teens, up from its original estimate of 8 percent to 12 percent, and stronger CustomVue conversion percentage in the high thirties, up from its previous estimates of 33 percent to 37 percent for the year. VISX now anticipates higher EPS in the range of $0.76 to $0.80, versus earlier guidance of $0.70 to $0.74.

    About CustomVue Laser Vision Correction:

    CustomVue laser vision correction employs a diagnostic laser system that analyzes the optical errors in the eye. Much like a fingerprint, each person's visual error is unique and can now be captured through the use of the VISX WaveScan System. The information is digitally recorded, transferred to the VISX STAR Laser System and the CustomVue laser vision correction procedure is customized based on the specific refractive errors of the individual. With the new CustomVue product, ophthalmologists can correct aberrations, or imperfections, of the eye that previously were not measured. This means that custom technology has the potential to improve vision beyond correction with contacts and glasses.

    Conference Call:

    VISX management will discuss its first quarter financial results on a conference call at 4:30 p.m. eastern time on April 21, 2004. The call will be Webcast live at www.visx.com and will be available for a period of one week following the call. A telephone rebroadcast of the call will also be available for one week following the conclusion of the call. To access the rebroadcast via telephone, call 888-203-1112. International callers should call 719-457-0820. Enter reservation number 404271.

    About VISX:

    VISX is a worldwide market leader in the design, manufacture, and sale of laser vision correction systems. Ophthalmologists have performed over 6 million procedures using VISX Systems, reducing or eliminating completely the need for contacts or glasses. Additional information on VISX can be found on the worldwide web at www.VISX.com.

    This press release contains certain forward-looking statements based on current expectations, forecasts, and assumptions of VISX that involve risks and uncertainties. Forward-looking statements in this release, including statements respecting the Company's belief that second quarter revenues will exhibit healthy year-over-year growth and be in the range of $39 million to $41 million, that EPS is expected to double from last year's second quarter and be in the range of $0.16 to $0.18 for the second quarter, that 2004 percentage procedure volume growth is targeted to be in the low to mid-teens, that CustomVue conversion percentage is targeted to be in the high thirties for the year, and that VISX now anticipates annual EPS to be in the range of $0.76 to $0.80, are based on information available to the Company as of the date hereof. The Company's actual results could differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with the Company's business, which include the fact that market acceptance of our products, and particularly of CustomVue, is uncertain and depends on broad acceptance by physicians and patients, that intense competition in the laser vision correction industry could result in the loss of customers, an inability to attract new customers, or a decrease in prices for our products, that we face risks due to our reliance on sales in international markets, that we are subject to extensive governmental regulation, which increases our costs and could prevent us from selling our products, that the possibility of long-term side effects and adverse publicity regarding laser correction surgery could seriously harm our business, that we have and may become subject to product liability claims, that adverse economic conditions may cause our revenues to decline, and that expenses are relatively fixed in the short term and declines in revenue would have an immediate impact on earnings per share. Further information on risk factors is contained in the Company's most recent filings with the Securities and Exchange Commission, including VISX's Annual Report on Form 10K for the year ended December 31, 2003. The Company assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

    Editors' Note: VISX, VISX STAR, VISX WaveScan, WaveScan, and
CustomVue are trademarks of VISX, Incorporated.



                          VISX, Incorporated
            Condensed Consolidated Statement of Operations
               (In thousands, except per share amounts)


                                                 Three Months Ended
                                               -----------------------
                                                3/31/2004   3/31/2003
                                               ----------- -----------
                                               (unaudited) (unaudited)
License and other revenues                        $32,487     $19,677
System revenues                                     6,076       9,926
Service and parts revenues                          5,242       4,830
                                               ----------- -----------

       Total revenues                              43,805      34,433
                                               ----------- -----------

Cost of revenues                                    9,869      12,824
Marketing, general and administrative               9,757       9,454
Research, development and regulatory                5,044       4,046
                                               ----------- -----------

       Total costs and expenses                    24,670      26,324
                                               ----------- -----------

       Income from operations                      19,135       8,109

Interest and other income, net                        328         943
                                               ----------- -----------

       Income before provision for
        income taxes                               19,463       9,052
Provision for income taxes                          7,707       3,576
                                               ----------- -----------

       Net income                                 $11,756     $ 5,476
                                               =========== ===========

Earnings per share
       Basic                                      $  0.24     $  0.11
                                               ----------- -----------

       Diluted                                    $  0.23     $  0.11
                                               =========== ===========

Shares used for earnings per share
       Basic                                       48,672      51,342
                                               ----------- -----------

       Diluted                                     50,433      51,805
                                               =========== ===========

           Condensed Consolidated Balance Sheet
                     (In thousands)

                                                3/31/2004  12/31/2003
                                               ----------- -----------
                                               (unaudited)
Cash, cash equivalents and short-term
 investments                                     $100,739    $ 86,076
Accounts receivable, net                           27,641      27,432
Inventories                                        11,336      11,219
Other current assets                               15,881      20,450
                                               ----------- -----------

       Current assets                             155,597     145,177

Property and equipment, net                         3,883       3,850
Long-term deferred tax and other assets            13,772      14,936
                                               ----------- -----------

       Total assets                              $173,252    $163,963
                                               =========== ===========

Accounts payable                                 $  3,604    $  3,442
Accrued liabilities                                37,666      34,722
                                               ----------- -----------

       Current liabilities                         41,270      38,164

Stockholders' equity                              131,982     125,799
                                               ----------- -----------

       Total liabilities and stockholders'
        equity                                   $173,252    $163,963
                                               =========== ===========



    CONTACT: VISX, Incorporated
             Jackie Cossmon, 408-773-7600
             ir@visx.com